Exhibit 11.2

Pony AI Inc.

Statement of Policy Concerning Trading in Company Securities

I.Summary of Policy Concerning Trading in Company Securities

It is Pony AI Inc.’s and its subsidiaries’ (collectively, the “Company”) policy that it will, without exception, comply with all applicable laws and regulations in conducting its business (such policy, the “Trading Policy”). Each director, officer and employee (including part-time employees) of the Company and consultant, contractor and person who is seconded to the Company is expected to abide by this Trading Policy. Compliance with this policy is mandatory; any breach may subject you, as well as Group companies, to civil or criminal liability. It is important that you familiarise yourself with and comply with all the restrictions and requirements contained in this policy.

When carrying out Company business, directors, officers and employees must avoid any activity that violates applicable laws or regulations. In order to avoid even an appearance of impropriety, the Company’s directors, officers and certain other employees are subject to pre-approval requirements described below and other limitations on their ability to enter into transactions involving the Company’s securities. Although these limitations do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the adoption, amendment, suspension or termination of any such written trading plan is subject to pre-approval requirements and other limitations described in the Company’s Rule 10b5-1 Trading Plan Guidelines attached as Exhibit A hereto.

II.The Use of Inside Information in Connection with Trading in Securities

A.General Restrictions

(i)Prohibition of Insider Trading under the U.S. Securities Regulations

The U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. U.S. securities laws give the Company, its directors, officers and other employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities (such as stocks, bonds, notes, debentures, limited partnership units or other equity or debt securities).

All directors, officers and employees should pay particularly close attention to the laws against trading on “inside” information (i.e. material non-public information (“MNPI”) under the US securities law). These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. For example, if a director, officer or employee of a company knows material inside financial information, that person is prohibited from buying or selling shares in the company until the information has been adequately disclosed to the public. This is because the director, officer or employee knows information that could cause the share price to change, and it would be unfair for the director, officer or employee to have an advantage (knowledge that the share price could change) that the rest of the investing public does not have. In fact, it is more than unfair; it is considered to be fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe.

The general rule can be stated as follows: It is a violation of federal securities laws for any person to buy or sell securities if he or she is in possession of MNPI. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Material information can be favorable or unfavorable. If it is not clear whether information is material, it should be treated as if it was material. Some examples of information that could be considered material include (but are not limited to):

1.Significant changes in the prospects and key performance indicators of the Company,

2.Actual, anticipated or targeted earnings and dividends and other financial information,

3.Financial, sales and other significant internal business forecasts, or a change in previously released estimates,

4.Pending or proposed mergers, business acquisitions, tender offers, joint ventures, restructurings, dispositions, or the expansion or curtailment of operations,

5.Significant cyber security or data protection events affecting the Company’s operations, including any breach of information systems that compromises the functioning of the Company’s information or other systems or results in the exposure or loss of customer information, in particular personal information,

6.New equity or debt offerings or significant borrowing,

7.Changes in debt ratings, or analyst upgrades or downgrades of the issuer or one of its securities,

8.Significant changes in accounting treatment, write-offs or effective tax rate,

9.Pending or threatened significant litigation or governmental investigation, or the resolution thereof,

10.Liquidity problems or pending impending bankruptcy,

11.Changes in auditors or auditor notification that the Company may no longer rely on an audit report,

12.Changes in control of the Company or changes in the Board or top management, and

13.Stock splits or other corporate actions.

It is MNPI if it has not been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis (e.g., the filing of a Form 6-K) and/or the investing public has not had time to fully absorb the information. If it is not clear whether material information has been sufficiently publicized, it should be treated as if it is MNPI. Furthermore, it is illegal for any officer, director or other employee in possession of MNPI to provide other people with such information or to recommend that they buy or sell the securities. (This is called “tipping”). In that case, they may both be held liable.

The Securities and Exchange Commission (the “SEC”), prosecutors, the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading. A breach of the insider trading laws could expose the insider or anyone who trades on information provided by an insider to criminal fines up to three times the profits earned and imprisonment up to ten years, in addition to civil penalties (up to three times of the profits earned), and injunctive actions.

MNPI does not belong to the individual directors, officers or other employees who may handle it or otherwise become knowledgeable about it. It is an asset of the Company. Any person who uses such information for personal benefit or discloses it to others outside the Company violates the Company’s interests and may be in breach of his or her fiduciary, loyalty or other duties to the Company. More particularly, in connection with trading in the Company’s securities, it is a fraud against members of the investing public and against the Company. The mere perception that a director, officer or employee traded with the knowledge of MNPI could harm the reputation of both the Company and that director, officer or employee.

(ii)Prohibition of Insider Trading under Hong Kong Securities Regulations

Under Parts XIII and XIV of the Securities and Futures Ordinance (the “SFO”), there are various forms of market misconduct, including insider trading, which are all serious offences that attract significant civil and criminal penalties.

Under Sections 245 and 307A(1) of the SFO, “inside information” means information about:

(a)	the Company;
(b)	a shareholder or officer of the Company; or
(c)	Company Securities,

which is not generally known to the persons who are accustomed to or would be likely to deal in Company Securities but which would, if it were generally known to those persons, be likely to materially affect the price of Company Securities (hereunder referred as the “Inside Information”). Please refer to Exhibit C for non-exhaustive examples of possible Inside Information.

“Company Securities” means, for the purpose of this trading policy:

(a)	shares and equity interests in the Company;
(b)	derivative contracts in respect of shares in the Company, including options, warrants, rights, forwards, futures and swaps; and
(c)	debt issued by the Company, including debentures and bonds.

“Dealing” means acting in (i) any sale, purchase or exchange of or subscription for listed securities or their derivatives; or (ii) any acquisition or disposal of the right to sell, purchase, exchange or subscribe for listed securities or their derivatives; or (iii) any agreement to do any of those things described in (i) or (ii), either for yourself or as agent for another person, and includes any acquisition, disposal or transfer of, or offer to acquire, dispose of or transfer, or creation of pledge, charge or any other security interest in, any securities of the listed issuer or any entity whose assets solely or substantially comprise securities of the listed issuer, and the grant, acceptance, acquisition, disposal, transfer, exercise or discharge of any option (whether call, put or both) or other right or obligation, present or future, conditional or unconditional, to acquire, dispose of or transfer securities, or any interest in securities, of the listed issuer or any such entity, in each case whether or not for consideration and any agreements to do any of the foregoing except as otherwise excluded under paragraph 7 of the

Model Code for Securities Transactions by Directors of Listed Issuers as set out in Appendix C3 (the “Model Code”) to the Rules Governing the Listing of the Securities on The Stock Exchange of Hong Kong Limited (the “Hong Kong Listing Rules”).

The following activities are not considered dealings for the purposes of the Model Code:

(i)    taking up of entitlements under a rights issue, bonus issue, capitalisation issue or other offer made by the listed issuer to holders of its securities (including an offer of shares in lieu of a cash dividend) but, for the avoidance of doubt, applying for excess shares in a rights issue or applying for shares in excess of an assured allotment in an open offer is a “dealing”;

(ii)   allowing entitlements to lapse under a rights issue or other offer made by the listed issuer to holders of its securities (including an offer of shares in lieu of a cash dividend);

(iii)  undertakings to accept, or the acceptance of, a general offer for shares in the listed issuer made to shareholders other than those that are concert parties (as defined under the Takeovers Code) of the offeror;

(iv)  exercise of share options or warrants or acceptance of an offer for shares pursuant to an agreement entered into with a listed issuer before a period during which dealing is prohibited under this code at the pre-determined exercise price, being a fixed monetary amount determined at the time of grant of the share option or warrant or acceptance of an offer for shares;

(v)   an acquisition of qualification shares where, under the listed issuer’s constitutional documents, the final date for acquiring such shares falls within a period when dealing is prohibited under this code and such shares cannot be acquired at another time;

(vi)   dealing where the beneficial interest or interests in the relevant security of the listed issuer do not change;

(vii)  dealing where a shareholder places out his existing shares in a “top-up” placing where the number of new shares subscribed by him pursuant to an irrevocable, binding obligation equals the number of existing shares placed out and the subscription price (after expenses) is the same as the price at which the existing shares were placed out;

(viii) dealing where the beneficial ownership is transferred from another party by operation of law; and

(ix)   acceptance or vesting of shares pursuant to the terms of share awards granted by a listed issuer before a period during which dealing is prohibited under this code at the purchase price, if any, fixed at the time of grant of the awards.

If you are in possession of Inside Information, you must not, directly or indirectly:

(a)	deal in Company Securities;
(b)	pass any Inside Information to any other person (except in the proper performance of your duties);

(c)	recommend anyone to deal in Company Securities; or
(d)	use Inside Information in any manner (except in the proper performance of your duties), whether or not to achieve any advantage.

Certain other dealing activities in the Company Securities may constitute insider dealing under the SFO. You should consult with the Company’s General Counsel when in doubt.

These include:

(a)

short selling: if you sell, directly or indirectly, any Company Securities if (i) you do not own the Company Securities sold, or (ii) you own the Company Securities, but you do not deliver them against the sale;

(b)	hedging and derivatives: if you engage in any hedging transactions with respect to any Company Securities. Hedging transactions include trading in any derivatives relating to Company Securities; and
(c)	pledging and margin accounts: if you use Company Securities to support a margin debit or pledge Company Securities.

For the avoidance of doubt, this Trading Policy does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold ordinary shares or American Depositary Shares (“ADSs”) subject to an option or other award to satisfy tax withholding requirements.

B.Who Does This Trading Policy Apply To

The prohibition against trading on inside information applies to (collectively, “Insiders”):

1.directors, officers and all other domestic and international employees of the Company and its subsidiaries, and other people who, because of their office or employment in the Group, are likely to gain access to Company’s MNPI or Inside Information, including contractors and consultants,

2.the spouses, domestic partners and persons living with as if he or she were a spouse of such directors, officers or employees,

3.minor children (natural or adopted) of directors, officers or employees or of the spouses of directors, officers or employees (together with the persons listed in 2. above, “Family Members”),

4.anyone to whom Company directors, officers or employees provide significant financial support,

5.any person with whom Company directors, officers or employees have an agreement or arrangement (i) with respect to dealing in Company Securities; or (ii) under which such director undertakes to act together in exercising voting power at general meetings of the Company,

6.any entity or account over which directors, officers or employees, Family Members, or the persons listed in 4. above, have or share the power, directly or indirectly, to make investment decisions (whether or not such persons have a financial interest in the entity or account) and those entities or accounts established or maintained by such persons with their consent or knowledge and in which such persons have a direct or indirect financial interest,

7.any corporation of which Company directors, officers or employees, Family Members or the persons listed in 5. above control one-third or more of the voting power at general meetings of the corporation or of which directors, officers or employees control the majority of the board of directors, any corporation which is accustomed to acting or whose directors are accustomed to acting in accordance with the directions or instructions of Company directors, officers or employees, Family Members or the persons listed in 5. above, and any of its subsidiaries (together with Family Members and persons listed in 5. above, collectively, “Related Persons”);

8.a trust of which either:

(a)any of the above persons is/are a beneficiary;

(b)the Company directors, officers or employees is a founder of the trust with the ability to exert any influence over the trustee; or

(c)the Company directors, officers or employees are a trustee, except where they are either:

i.	a bare trustee (i.e. with no powers or duties except transfer the shares according to the directions of the beneficial owners); or
ii.	a co-trustee and have not participated in or influenced the decision to deal in the securities,

and neither said trustee nor their Related Persons are beneficiaries; and

9.any other person subject to the restrictions under the Model Code or the SFO.

Because of their access to confidential information on a regular basis, Company policy subjects its directors, officers and certain employees (the “Window Group”) to additional restrictions on trading in Company securities. The restrictions for the Window Group are discussed in Section G below. In addition, directors, officers and certain employees with MNPI/Inside Information may be subject to ad hoc restrictions on trading from time to time. In addition, the Company itself must comply with U.S. securities laws applicable to its own securities trading activities, and will not effect transactions in respect of its securities, or adopt any securities repurchase plans, when it is in possession of MNPI concerning the Company, other than in compliance with applicable law, subject to the policies and procedures adopted by the Company and attached as Exhibit B hereto, if applicable, and the prior approval of the General Counsel.

C.Other Companies’ Stock

Directors, officers and certain employees who learn MNPI or Inside Information about suppliers, customers, or competitors through their work at the Company, should keep it confidential and not buy or sell stock (or recommend anyone else to deal) in such companies until the information becomes public as such dealing may constitute inside trading under the SFO. Directors, officers and certain employees should not give tips about such stock.

D.Hedging and Derivatives

Insiders are prohibited from engaging in any derivative transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities. As discussed below, Insiders are also prohibited from shorting the Company’s securities.

Trading in options or other derivatives is generally highly speculative and very risky. People who buy options are betting that the stock price will move rapidly. For that reason, when a person trades in options in his or her employer’s stock, it may arouse suspicion in the eyes of the SEC that the person was trading on the basis of MNPI, particularly where the trading occurs before a company announcement or major event. It is difficult for a director, officer or employee to prove that he or she did not know about the announcement or event.

If the SEC or the stock exchanges were to notice active options trading by one or more directors, officers or employees of the Company prior to an announcement, this could trigger an investigation with potential legal action. Such an investigation could be embarrassing to the Company (as well as expensive) and could result in severe penalties and expense for the persons involved. For all of these reasons, the Company prohibits Insiders from trading in options or other securities involving the Company’s stock. This Trading Policy does not pertain to employee stock options granted by the Company. Employee stock options cannot be traded.

E.Pledging of Securities, Margin Accounts

Pledged securities may be sold by the pledgee without the pledgor’s consent under certain conditions. For example, securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Because such a sale may occur at a time when an Insider has MNPI or is otherwise not permitted to trade in Company Securities, the Company prohibits Insiders from pledging Company Securities in any circumstance, including by purchasing Company Securities on margin or holding Company Securities in a margin account.

F.General Guidelines

The following guidelines should be followed in order to ensure compliance with applicable antifraud laws and with the Company’s policies:

1.Nondisclosure. MNPI/Inside Information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it. No director, officer or employee should discuss MNPI/Inside Information in public places or in common areas on Company property.

2.Trading in Company Securities. No Insider may place a purchase or sale order or recommend that another person place a purchase or sale order in the Company’s securities when he or she has knowledge of MNPI/Inside Information concerning the Company that has not been disclosed to the public. This includes orders for purchases and sales of stock, convertible securities and other securities (e.g., bonds) and includes increasing or decreasing investment in Company Securities through a retirement account. The exercise of employee stock options or vesting of employee share award pursuant to an agreement entered into with the Company before a period during which dealing is prohibited under this policy at the pre-determined exercise price, being a fixed monetary amount determined at the time of grant of the share option or warrant or acceptance of an offer for shares, is not subject to this policy. However, stock that was acquired upon exercise of a stock option or vesting of a share award will be treated like any other stock and may not be sold by any Insider who is in possession of MNPI/Inside Information. Any Insider who possesses MNPI/Inside Information should wait until the start of the second business day after the information has been publicly released before trading. There is no exception to this Trading Policy, even for hardship to the Insider or based on the use of proceeds (such as making a mortgage payment or for an emergency expenditure).

All Insiders must not, directly or indirectly, deal in Company Securities at any time without first obtaining the acknowledgement of your notification in accordance with the procedure set out in section II.H.

3.Avoid Speculation. Investing in the Company’s common stock or other securities provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the Insider in conflict with the best interests of the Company and its stockholders. Although this Trading Policy does not mean that Insiders may never sell shares, the Company encourages Insiders to avoid frequent trading in Company stock. Speculating in Company stock is not part of the Company culture.

4.Trading in Other Securities. No director, officer or employee should place a purchase or sale order (including investment through a retirement account) or recommend that another person place a purchase or sale order, in the securities of another corporation, if the director, officer or employee learns in the course of his or her employment confidential information about the other corporation that is likely to affect the value of those securities. For example, it would be a violation of the securities laws if a director, officer or employee learned through Company sources that the Company intended to purchase assets from a company, and then placed an order to buy or sell stock in that other company because of the likely increase or decrease in the value of its securities.

G.Additional Restrictions on the Window Group

The Window Group consists of (i) directors and executive officers of the Company and their assistants and Family Members, (ii) subset of employees in the financial reporting or business development group and (iii) such other persons as may be designated from time to time and informed of such status by the Company’s General Counsel.

The Window Group is subject to the following restrictions on trading in Company securities in addition to those set forth above:

1.Trading Window. Trading is permitted from the start of the second business day following an earnings release with respect to the preceding fiscal period until the last calendar day of the last month of the then current fiscal quarter (the “Window”), subject to the restrictions below:

●	all trades are subject to prior review by the General Counsel;
●	clearance for all trades must be obtained from the Company’s General Counsel; and

●	no trading is permitted outside the Window except for reasons of exceptional personal hardship and subject to prior approval by the Chief Executive Officer and General Counsel; provided that, if one of these individuals wishes to trade outside the Window, it shall be subject to prior approval by the other; and

2.Closing of Trading Window. Note that at times the General Counsel may determine that no trades may occur even during the Window when clearance is requested. This may occur as a result of a pending business transaction, a cyber-breach, or any material development that has not yet been publicly disclosed. No reasons may be provided, and the closing of the Window may itself constitute MNPI/Inside Information that should not be communicated.

3.Blackout Periods. “Blackout Period” means any day on which the Company’s financial results are published and:

●	the period of 60 days immediately preceding the publication date of the annual results or, if shorter, the period from the end of the relevant financial year up to the publication date of the results; and
●	the period of 30 days immediately preceding the publication date of the quarterly results (if any) and half-year results or, if shorter, the period from the end of the relevant quarterly or half-year period up to the publication date of the results.

If you are within the Window Group, you and your Related Persons must not, directly or indirectly, deal in Company Securities during Blackout Periods. In exceptional circumstances you may submit a written notification for dealing during a Blackout Period under section II.H.

The foregoing Window Group restrictions do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Exchange Act (“10b5-1 Plans”) as described in Exhibit A hereto. However, Window Group members may not enter into, amend or terminate a 10b5-1 Plan relating to Company securities without the prior approval of the General Counsel, which will only be given during a Window period and only if the Window Group member does not have knowledge of MNPI/Inside Information.

H.Notification Procedures

Before obtaining any acknowledgement of your notification for any proposed dealing in Company Securities, whether by you or by your Related Persons, you should ensure that the proposed dealing:

(a)	does not take place when you or your Related Persons are in possession of MNPI/Inside Information and would not otherwise be prohibited from dealing under this policy; and
(b)	does not take place outside the Window or during a Blackout Period (unless there are exceptional circumstances1).

[1]	If you, or your Related Persons wish to deal in Company Securities outside the Window or during a Blackout Period due to exceptional circumstances, you must submit a written notification

You should submit a written request notifying the proposed transaction to the chairman of the Board (if you are a director of the Company), such other director of the Company as has been designated by the Board as being responsible for acknowledgement (if you are the chairman of the Board) or the General Counsel (if you or your Related Persons are not a director of the Company).

The chairman, the designated director or the General Counsel (as the case may be) will decide whether or not to clear the proposed transaction. The chairman, the designated director or the General Counsel (as the case maybe) have full discretion in making their decision and may decide not to clear a dealing for any reason they consider appropriate.

The acknowledgement of the chairman, the designated director or the General Counsel (as the case maybe) is only valid for five trading days from the date on which it is granted or, only if you or your Related Persons are not a director of the Company, the date of the proposed dealing, whichever is later. If the proposed dealing is not executed within this period, the acknowledgement will lapse and a new notification will need to be submitted.

You and your Related Persons are immediately and absolutely prohibited from dealing in Company Securities if you or your Related Persons come into possession of Inside Information at any point after submitting your notification to deal.

You should inform the General Counsel of the details of any approved dealing by yourself or your Related Persons as soon as possible after executing the dealing.

I.Applicability of U.S. Securities Laws to International Transactions

All directors, officers and employees of the Company and its subsidiaries are subject to the restrictions on trading in Company Securities and the securities of other companies. The U.S. securities laws may be applicable to trades in the Company Securities executed outside the United States, as well as to the securities of the Company’s subsidiaries or affiliates, even if they are located outside the United States or if you are located outside the United States. Transactions involving securities of subsidiaries or affiliates should be carefully reviewed by counsel for compliance not only with local law but also for possible application of U.S. securities laws.

J.Gifts of Securities

Gifts of Company Securities should only be made (i) when an Insider is not in possession of MNPI and Inside Information and (ii) inside a Window. Gifts of Company Securities are otherwise subject to this Trading Policy, including the guidelines and restrictions set forth under sections II.F., II.G and II. H.

to the chairman or designated director for determination. You must be able to satisfy the chairman or the designated director that the circumstances are exceptional and that the proposed dealing is the only reasonable course of action available; for example, where there is a pressing financial commitment that cannot otherwise be satisfied. Before starting this procedure of notification under exceptional circumstances, you should consult with the Company’s General Counsel whether your circumstances are exceptional as acknowledgement to notification for dealing outside the Window or during a Blackout Period is very rarely given.

III.Other Limitations on Securities Transactions

A.Public Resales – Rule 144

The U.S. Securities Act of 1933, as amended (the “Securities Act”) requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (ii) public resales by directors, officers and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted.

The exemption in Rule 144 may only be relied upon if certain conditions are met. These conditions vary based upon whether the Company has been subject to the SEC’s reporting requirements for 90 days (and is therefore a “reporting company” for purposes of the rule) and whether the person seeking to sell the securities is an affiliate or not. Application of the rule is complex and Company directors, officers and employees should not make a sale of Company securities in reliance on Rule 144 without obtaining the approval of the General Counsel, who may require the director, officer or employee to obtain an outside legal opinion satisfactory to the General Counsel concluding that the proposed sale qualifies for the Rule 144 exemption.

1.Holding Period. Restricted securities issued by a reporting company (i.e., a company that has been subject to the SEC’s reporting requirements for at least 90 days) must be held and fully paid for a period of six months prior to their sale. Restricted securities issued by a non-reporting company are subject to a one-year holding period. The holding period requirement does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act. Generally, if the seller acquired the securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period in determining if the holding period has been satisfied.

2.Current Public Information. Current information about the Company must be publicly available before the sale can be made. The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement. If the seller is not an affiliate of the Company issuing the securities (and has not been an affiliate for at least three months) and one year has passed since the securities were acquired from the issuer or an affiliate of the issuer (whichever is later), the seller can sell the securities without regard to the current public information requirement.

Rule 144 also imposes the following additional conditions on sales by persons who are “affiliates.” A person or entity is considered an “affiliate,” and therefore subject to these additional conditions, if it is currently an affiliate or has been an affiliate within the previous three months:

3.Volume Limitations. The amount of debt securities that can be sold by an affiliate and by certain persons associated with the affiliate during any three-month period cannot exceed 10% of a tranche (or class when the securities are non-participatory preferred stock), together with all sales of securities of the same tranche sold for the account of the affiliate. The amount of equity securities that can be sold by an affiliate during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the time the order to sell is received by the broker or executed directly with a market maker.

4.Manner of Sale. Equity securities held by affiliates must be sold in unsolicited brokers’ transactions, directly to a market-maker or in riskless principal transactions.

5.Notice of Sale. An affiliate seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000. See “Filing Requirements”.

Bona fide gifts are not deemed to involve sales of shares for purposes of Rule 144, so they can be made at any time without limitation on the amount of the gift, subject to the terms of this Trading Policy and in compliance with applicable law. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor, depending on the circumstances.

B.Private Resales

Directors and officers also may sell securities in a private transaction without registration pursuant to Section 4(a)(7) of the Securities Act, which allows resales of shares of reporting companies to accredited investors, provided that the sale is not solicited by any form of general solicitation or advertising. There are a number of additional requirements, including that the seller and persons participating in the sale on a remunerated basis are not “bad actors” under Rule 506(d)(1) of Regulation D or otherwise subject to certain statutory disqualifications; the Company is engaged in a business and not in bankruptcy; and the securities offered have been outstanding for at least 90 days and are not part of an unsold underwriter’s allotment. Private resales must be reviewed in advance by the Company’s General Counsel and may require the participation of outside counsel.

C.Restrictions on Purchases of Company Securities

In order to prevent market manipulation, the SEC adopted Regulation M under the Exchange Act. Regulation M generally restricts the Company or any of its affiliates from buying Company stock, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place. You should consult with the Company’s General Counsel if you desire to make purchases of Company stock during any period in which the Company is conducting an offering or from the public. Similar considerations may apply during period when the Company is conducting or has announced a tender offer.

D.Filing Requirements

1.Schedule 13D and 13G. Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group that acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit.

A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within five business days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed within two business days. A decrease in beneficial ownership to less than five percent is per se material and must be reported.

Certain categories of persons meeting the relevant requirements of Rule 13d-1(b), 13d-1(c) or 13d-1(d) may file on Schedule 13G, which is a much abbreviated version of Schedule 13D, as long as the securities were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer. A report on Schedule 13G is required to be filed with the SEC and submitted to the Company within 45 days after the end of the quarter in which the reporting threshold is reached.

A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). As is true under Section 16(a) of the Exchange Act, a person filing a Schedule 13D may seek to disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.

2.Form 144. As described above under the discussion of Rule 144, an affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three-month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.

Exhibit A

Pony AI Inc.

Rule 10b5-1 Trading Plan Guidelines

The following guidelines apply for any Rule 10b5-1 trading plan (a “10b5-1 Plan”) relating to the stock of Pony AI Inc. (the “Company”). All 10b5-1 Plans entered into by any Insider (as defined below) and any amendment, suspension or termination must comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s Statement of Policy Concerning Trading in Company Securities (the “Trading Policy”) and other Company policies and must meet the following conditions:

Participants

Company directors, officers and employees (each, an “Insider,” and collectively, “Insiders”) are eligible to adopt a 10b5-1 Plan.

Plan and Approval

The 10b5-1 Plan must be in writing and signed by the Insider, and the Insider must provide a copy to the Company. The Company will keep a copy of each 10b5-1 Plan in its files. The form of each 10b5-1 Plan, and any subsequent amendment, suspension or termination must be consistent with these guidelines. Each 10b5-1 Plan must be approved in writing by the Company’s General Counsel prior to the adoption, amendment, suspension or termination of such plan. A 10b5-1 Plan must not permit an Insider to exercise any subsequent influence over how, when or whether to effect purchases or sales. Sales under a 10b5-1 Plan must be via an approved broker. The Insider must act in good faith with respect to a 10b5-1 Plan when the Plan is adopted and for the duration of the Plan and must not enter into a 10b5-1 Plan as part of a plan or scheme to evade the prohibitions of Rule 10b-5. In addition, each 10b5-1 Plan must include a representation by the Insider certifying that (a) such person is not in possession of material nonpublic information about the Company or its securities, and (b) the 10b5-1 Plan is being adopted in good faith and not as part of a plan to evade the prohibitions of Rule 10b-5.

Timing and Term of Plan

Each 10b5-1 Plan must be adopted (a) during an open trading window under the Company’s Trading Policy, and (b) when the Insider does not otherwise possess material nonpublic information about the Company. Each 10b5-1 Plan must provide for delayed effectiveness after adoption or amendment (a “Cooling-Off Period”). For Insiders who are directors or officers (“D&O Insiders”), each 10b5-1 Plan must specify that trades may not execute under the 10b5-1 Plan until the later of (a) 90 days after the date of adoption or amendment of the 10b5-1 Plan and (b) 2 business days following the Company’s filing of a quarterly or annual report covering the financial reporting period in which the 10b5-1 Plan was adopted or amended, but in no event later than 120 days after the date of adoption or amendment of the 10b5-1 Plan. For all other Insiders (the “Other Insiders”), each 10b5-1 Plan must specify that trades may not execute under the 10b5-1 Plan for a period of at least 30 days after the date of adoption or amendment of the 10b5-1 Plan.

Plan Specifications; Discretion Regarding Trades

The 10b5-1 Plan must either (a) specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or (b) specify or set an objective formula or algorithm for determining the amount of stock to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold.

Amendment, Suspension and Termination

Amendments, suspensions, and terminations of 10b5-1 Plans must be approved in advance by the General Counsel. In addition, an Insider may voluntarily amend a 10b5-1 Plan only (a) during an open trading window under the Company’s Trading Policy and (b) when the Insider does not otherwise possess material nonpublic information about the Company. Insiders may make amendments to 10b5-1 Plans without triggering a Cooling-Off Period so long as the amendment does not change the pricing provisions of the 10b5-1 Plan, the amount of securities covered under the 10b5-1 Plan or the timing of trades under the 10b5-1 Plan, or where a broker executing trades on behalf of the Insider is substituted by a different broker (so long as the purchase or sales instructions remain the same).

Mandatory Suspension

Each 10b5-1 Plan must provide for suspension of trades under such plan if legal, regulatory or contractual restrictions are imposed on the Insider, or if these guidelines are amended, or other events occur, that would prohibit sales under such 10b5-1 Plan.

Results of Termination of a Plan

If an Insider terminates a 10b5-1 Plan prior to its stated duration, such Insider may not trade in Company securities (other than pursuant to another 10b5-1 Plan already in place) for a period of at least 30 days following such termination; provided, however, that any trades following such termination shall comply with the Company’s Trading Policy. If an existing 10b5-1 Plan is terminated early and another 10b5-1 Plan is already in place, the first trade under the later-commencing plan must not be scheduled to occur until after the end of the effective Cooling-Off Period following the termination of the earlier 10b5-1 Plan.

Sales to Cover

An Insider may have only one 10b5-1 Plan in effect at any time, except that a written, irrevocable election (an “Election”) by an Insider to sell a portion of shares as necessary to satisfy statutory tax withholding obligations arising solely from the vesting of compensatory awards (not including options) (“Sales to Cover”) is permitted even if not included in the directions in the Insider’s 10b5-1 Plan, provided that (a) the Election is made during an open trading window under the Trading Policy, (b) at the time of the Election, the Insider is not aware of any material, nonpublic information with respect to the Company or any securities of the Company, (c) the Sales to Cover are made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, (d) the Insider does not have, and will not attempt to exercise, authority, influence or control over any such Sales to Cover, and (e) the Election contains appropriate representations as to clauses (b)-(d).

No Overlapping Plans

An Insider may adopt a new 10b5-1 Plan to replace an existing 10b5-1 Plan before the scheduled termination date of such existing 10b5-1 Plan, so long as the first scheduled trade under the new 10b5-1 Plan does not occur until after all trades under the existing 10b5-1 Plan are completed or expire without execution (subject to any Cooling-Off Periods).

However, where the first trade under a later-commencing plan is scheduled during what would have been the Cooling-off Period for that plan assuming the termination date of the earlier-commencing plan were deemed to be the date of adoption of the later-commencing plan, then Rule 10b5-1 would not be available for the later-commencing plan. For example, a Window Group Member who is not an officer or director has in place an existing Rule 10b5-1 plan with a scheduled date for the latest authorized trade of May 31, 2023. On May 1, 2023, that Window Group Member adopts a later-commencing plan, intended to qualify for the affirmative defense under Rule 10b5-1, with a scheduled date for the first authorized trade of June 1, 2023. If that Window Group Member terminates the earlier-commencing plan on May 15, the later-commencing plan will not receive the benefit of the affirmative defense, because June 1 is within 30 days of May 15, the date of termination of the earlier-commencing plan, and thus June 1 is during the “effective cooling-off period.” However, if the later-commencing plan were scheduled to begin trading on July 1, 2023, it could still receive the benefit of the affirmative defense because July 1, 2023 is more than 30 days after May 15 and thus is outside the “effective cooling-off period.”

A series of separate contracts with different brokers to execute trades under a 10b5-1 Plan may be treated as a single plan, provided the contracts as a whole meet the conditions under Rule 10b5-1, and provided further that any amendment of one contract is treated as an amendment of all of the contracts under the plan.

Limitation on Single-Trade Arrangements

In any 12-month period, an Insider is limited to one “single-trade plan” — one designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction. The following do not constitute single-trade plans: (a) a 10b5-1 Plan that gives discretion to an agent over whether to execute the 10b5-1 Plan as a single transaction or that provides the agent’s future acts depend on facts not known at the time the 10b5-1 Plan’s adoption and might reasonably result in multiple transactions and (b) Sales to Cover.

No Hedging

As described in the Trading Policy, individuals subject to the policy are prohibited from engaging in any hedging or similar transactions designed to decrease the risks associated with holding Company securities. Further to this end, an Insider adopting a 10b5-1 Plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the 10b5-1 Plan and must agree not to enter into any such transaction while the 10b5-1 Plan is in effect.

Compliance with Rule 144

All sales made under a 10b5-1 Plan must be made in reliance on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) and may not be made pursuant to a registration statement. To the extent that sales made under a 10b5-1

Plan are made pursuant to Rule 144 under the Securities Act, such 10b5-1 Plan must provide for specific procedures to comply with Rule 144, including the filing of Forms 144.

Required Footnote Disclosure

Insiders must footnote trades disclosed on Forms 144 to indicate that the trades were made pursuant to a 10b5-1 Plan.

Exhibit B

Company Trading Policies and Procedures

These policies and procedures govern repurchases of the Company’s equity securities (“Repurchases”) approved from time to time by the Board of Directors (the “Board”) of the Company to help ensure that such Repurchases are not made, or a share repurchase plan is not adopted, when the Company is in possession of material non-public information concerning the Company (“MNPI”). Capitalized terms used but not defined herein have the respective meanings given to them in the Company’s Trading Policy.

1.Policy. It is the Company’s policy that no Repurchases may take place outside a Window or when the Company is otherwise in possession of MNPI, other than Repurchases made pursuant to a Rule 10b5-1 Plan or otherwise in compliance with applicable law.

2.Trading Activity. Any Repurchases, or the adoption of a Rule 10b5-1 Plan to effect Repurchases shall be subject to the following procedures:

(a)The adoption of a Rule 10b5-1 Plan shall be subject to prior written approval by the General Counsel. The General Counsel shall take such steps as he or she deems reasonably necessary to ascertain that the Company is not in possession of MNPI at the time of plan adoption, including but not limited to consulting with other members of senior management (each, an “Authorized Officer”) and/or legal counsel.

(b)With respect to Repurchases that have been approved by the Board, if at any time during the period such Repurchases are scheduled to take place, the General Counsel or any Authorized Officer become aware of any MNPI, they shall notify the relevant employee(s) at the Company responsible for effecting Repurchases as soon as practicable to suspend such Repurchases.

(c)Once the General Counsel and such Authorized Officer are satisfied that, to their knowledge, the Company is no longer in possession of MNPI, they shall notify the relevant employee(s) that the Company may resume its Repurchases.

3.Recordkeeping. The General Counsel shall maintain a record of the communications referred to in these policies and procedures in compliance with the Company’s recordkeeping policies.

4.Training. Company directors, officers and employees who are involved in the Company’s securities trading activities shall be provided training on the Trading Policy and these policies and procedures consistent with the Company’s employee training policies.

5.Modification or Waiver. These policies and procedures may be modified, and specific requirements therein may be waived, subject to approval by the General Counsel if he or she deems such modifications or waivers are appropriate based on particular facts and circumstances, and in compliance with applicable law.

6.Amendments. These policies and procedures must be reviewed periodically as determined by the General Counsel. Any material amendments to these policies and procedures shall require the approval of the General Counsel.

Exhibit C

Examples of possible Inside Information

The following non-exhaustive and purely indicative list of possible Inside Information is extracted from paragraph 35 of the Guidelines on Disclosure of Inside Information published by the Securities and Futures Commission in June 2012.

●	Changes in performance, or the expectation of the performance, of the business;
●	Changes in financial condition, e.g. cashflow crisis, credit crunch;
●	Changes in control and control agreements;
●	Changes in directors and (if applicable) supervisors;
●	Changes in directors‟ service contracts;
●	Changes in auditors or any other information related to the auditors‟ activity;
●	Changes in the share capital, e.g. new share placing, bonus issue, rights issue, share split, share consolidation and capital reduction;
●	Issue of debt securities, convertible instruments, options or warrants to acquire or subscribe for securities;
●	Takeovers and mergers (corporations will also need to comply with the Takeovers Codes that include specific disclosure obligations);
●	Purchase or disposal of equity interests or other major assets or business operations;
●	Formation of a joint venture;
●	Restructurings, reorganizations and spin-offs that have an effect on the corporation‟s assets, liabilities, financial position or profits and losses;
●	Decisions concerning buy-back programmes or transactions in other listed financial instruments;
●	Changes to the memorandum and articles (or equivalent constitutional documents);
●	Filing of winding up petitions, the issuing of winding up orders or the appointment of provisional receivers or liquidators;
●	Legal disputes and proceedings;
●	Revocation or cancellation of credit lines by one or more banks;
●	Changes in value of assets (including advances, loans, debts or other forms of financial assistance);
●	Insolvency of relevant debtors;

●	Reduction of real properties‟ values;
●	Physical destruction of uninsured goods;
●	New licenses, patents, registered trademarks;
●	Decrease or increase in value of financial instruments in portfolio which include financial assets or liabilities arising from futures contracts, derivatives, warrants, swaps protective hedges, credit default swaps;
●	Decrease in value of patents or rights or intangible assets due to market innovation;
●	Receiving acquisition bids for relevant assets;
●	Innovative products or processes;
●	Changes in expected earnings or losses;
●	Orders received from customers, their cancellation or important changes;
●	Withdrawal from or entry into new core business areas;
●	Changes in the investment policy;
●	Changes in the accounting policy;
●	Ex-dividend date, changes in dividend payment date and amount of dividend; changes in dividend policy;
●	Pledge of the corporation’s shares by controlling shareholders; or
●	Changes in a matter which was the subject of a previous announcement.